Exhibit 23.2

                             CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in this Registration Statement of Storage USA, Inc. (the "Company") on Form S-3, of: (1) our report dated January 30, 1998, except for Note 16, as to which the date is March 18, 1998, on our audits of the consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Company's 1997 Form 10-K; (2) our report dated January 30, 1998, on our audit of the financial statement schedule of the Company as of December 31, 1997, which report is included in the Company's Form 10-K; (3) our report dated February 17, 1998, on our audits of the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for certain self-storage facilities for the year ended December 31, 1996, which report is included in the Company's Form 8-K/A filed February 17, 1998; (4) our report dated March 25, 1998, on our audits of the Historical Summaries of Combined Gross Revenue and Direct Expenses for certain self-storage facilities for the year ended December 31, 1996, which report is included in the Company's Form 8-K/A filed March 25, 1998; and (5) our report dated December 1, 1998, on our audits of the Historical Summaries of Combined Gross Revenue and Direct Expenses for certain self-storage facilities for the year ended December 31, 1997, which report is included in the Company's Form 8-K/A filed December 1, 1998.


We also consent to the reference to our firm under the caption of "Experts".



                                    PricewaterhouseCoopers LLP



Baltimore, Maryland                                          December 21, 1998